Exhibit 10.1

September 13, 2022

Michael Duncan
Via e-mail delivery

Dear Michael

Congratulations on your new appointment within the Travel + Leisure Co. family of companies! You have been recognized as an integral part of the success of our company. This letter confirms your Executive Leadership level appointment to SVP, Chief Accounting Officer effective September 30, 2022.

Your base salary will increase to $400,000 effective on October 3, 2022. You will be eligible to participate in the Company's 2022 Annual Incentive Plan, provided that you meet our performance measures or other such criteria as the Company determines in its sole discretion. The plan currently provides for a target payment of 50% of your eligible earnings (as defined in the plan), based on the Company achieving financial goals. The Annual Incentive Plan distribution is typically in the first quarter of the following year.

While there is no guarantee of future awards, your position continues to be eligible for a long term incentive plan grant on an annual basis. Award values vary from year to year, are subject to change without notice and are generally contingent upon such criteria as personal performance, scope of responsibility and company financial performance, subject to the approval of the Travel + Leisure Co. Compensation Committee. Your next eligibility for an annual LTIP award will occur in 2023.

Subject to Compensation Committee approval, you will also receive a special one-time LTIP award in November 2022 with an expected grant date value of $250,000. This special one-time LTIP award will vest pro-rata on an annual basis over a four year period subject to continued employment in good standing.

You continue to be eligible to participate in the company’s Health and Welfare Benefits and the company’s 401(k) plan managed by Merrill Lynch.

As part of our executive perquisites program you continue to be eligible to participate in the following: Travel + Leisure Co.’s Executive Level Corporate Fleet Program which provides a Company automobile and our Officer Deferred Compensation Program which provides a dollar-for-dollar match of up to six percent of your compensation as described in the Plan. Our executive perquisites program also includes premium class air travel and an executive physical every other year.

Thank you for the integral role you play in achieving our mission to put the world on vacation. I look forward to your leadership and your meaningful contributions to our continued success.

Sincerely,

/s/ Michael Hug
Michael Hug
Chief Financial Officer

Accepted:

/s/ Michael Duncan

Michael Duncan

Travel + Leisure Co. 6277 Sea Harbor Drive Orlando, FL 32821